Exhibit 99.01

EASTMAN CHEMICAL COMPANY DETAIL OF SALES REVENUE

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Twelve Months
(Dollars in millions)	2006	2006	2006	2006	2006

Sales Revenue	$1,803	$1,929	$1,966	$1,752	$7,450
Less: product lines held for sale
Coatings, Adhesives, Special Polymers and Inks (1)	18	17	18	12	65
Performance Chemicals and Intermediates (2)	30	29	38	14	111
Performance Polymers (1)	180	168	169	118	635
Sales revenue - continuing product lines	$1,575	$1,715	$1,741	$1,608	$6,639

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Twelve Months
(Dollars in millions)	2005	2005	2005	2005	2005

Sales Revenue	$1,762	$1,752	$1,816	$1,729	$7,059
Less: product lines held for sale
Coatings, Adhesives, Special Polymers and Inks (1)	16	17	15	16	64
Performance Chemicals and Intermediates (2)	26	27	22	29	104
Performance Polymers (1)	141	137	164	176	618
Sales revenue - continuing product lines	$1,579	$1,571	$1,615	$1,508	$6,273

(1) Polyethylene and Epolene polymer businesses and related assets of the Performance Polymers and Coatings, Adhesives, Specialty Polymers, and Inks ("CASPI") segments located at the Longview, Texas site and the Company's ethylene pipeline were sold in fourth quarter 2006.

(2) The Company's Batesville, Arkansas manufacturing facility and related assets and the specialty organic chemicals product lines in the Performance Chemicals and Intermediates ("PCI") segment were sold in fourth quarter 2006.

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